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                                                                Exhibit 23.1



                                 AUDITORS' CONSENT
                                 -----------------


The Board of Directors
Payless Cashways, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 and Form S-3 of Payless Cashways, Inc. of our audit reports dated January 9, 1995, relating to the consolidated balance sheets of Payless Cashways, Inc. and subsidiary as of November 26, 1994 and November 27, 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended November 26, 1994, and the related schedule, which reports appear in the November 26, 1994 annual report on Form 10-K of Payless Cashways, Inc. Our reports refer to a change in the accounting for post-retirement benefits other than pensions in fiscal 1992.




s/KPMG Peat Marwick LLP
Kansas City, Missouri
February 21, 1995